Exhibit 99.2

Confidential draft
December 15, 2005

Dresser-Rand Company

Morgan Stanley Questions in Energy Conference
Remarks by Brad Dickson, EVP Worldwide New Equipment
December 15, 2005

Slide 1

Good morning, ladies and gentlemen, it’s a pleasure to be here today to talk with you about Dresser-Rand and answer some of the questions you may have about our business.

Ole, thank you and Morgan Stanley for inviting me here today.

Slide 2

I must remind everyone here today that my remarks may contain certain forward-looking statements.  As such, actual results may differ materially from those statements. I encourage you to read our filings with the SEC that discuss the risks and uncertainties that may cause our results to differ from what we believe to be reasonable assumptions today.

Slide 3

My presentation today will cover…

•	An introduction to Dresser-Rand Company

•	Our served markets and products

•	Selected key Market Opportunities

•	Dresser-Rand’s technology and value – today and in the future

Slide 4

Dresser-Rand’ trailing twelve-month revenues totaled a little over a billion dollars.  The overall market continues to grow so our top line is expected to grow as well as evidenced by our trailing twelve-month bookings of $1.3 billion, 22% higher than the same period a year ago.

We’re a leading supplier of rotating equipment and services to the worldwide oil and gas production, refining and petrochemical industries.  We deliver complete energy conversion solutions – from initial concept to equipment retirement.

A few key attributes that we believe are significant to our competitiveness include the largest installed base of rotating equipment in the world.  We estimate that Dresser-Rand has about a 45% share with nearly 100,000 pieces of equipment in service around the globe.

Our client base consists of the world’s leading energy companies – a number of those companies are represented at this week’s conference.

We have manufacturing facilities in six countries – U.S., France, Germany, Norway, India and Brazil.  And, we have 24 service and support centers strategically placed in 14 countries employing about 1,000 service personnel – about 20% of our total workforce of 5,000 strong.

Our extensive sales and service network covers all of the major international energy markets.  We have over 350 direct client facing personnel with established coverage in 105 countries.

We believe we’re uniquely positioned to deliver real value to our clients and to create value for our stockholders.

Slide 5

While we’re a newly minted public company having completed our initial public offering in August of this year, we’ve been serving the energy markets since 1840.  Our history is the combined heritage and experience of the most recognized and respected names in the energy industry shown on this slide. Over the years, these are the companies that were merged to form Dresser-Rand – which today …

Slide 6

… is the world’s leading provider of energy conversion solutions -- designing, manufacturing, and servicing a wide range of technologically advanced centrifugal and reciprocating compressors, steam and gas turbines, expanders and control systems.

Our products are custom engineered to client specifications.  We listen to our clients’ requirements, and then through a collaborative business process we are able to “Build What We Bid”. We call this a fully configured solution that delivers the most value, best offering with the shortest cycle time.

Importantly, we are consistently ranked in the top three manufacturers in the world and we are number one in North America.

Slide 7

Compression is needed at every stage of the oil and gas production cycle!!!!.  Dresser-Rand supplies equipment and services to the E&P, gas transmission and refining, and petrochemical  segments for critical applications such as gas lift, gas injection, LNG, gas transmission and storage and hydrocracking and reforming.

Dresser-Rand derives 95% of our revenues from these Energy market segments.

Slide 8

We have one of the most extensive product offerings in the industry covering a full range of applications requiring flows to over 500,000 cfm and pressures to 75,000 psi.  Each unit is custom engineered for maximum efficiency and reliability.

Slide 9

Now let me give you a brief overview of our principal products and services.

Our centrifugal compressors make up roughly sixty percent of our new equipment sales.  With over 7,500 units in service today we have experience that no other company can match, plus innovation that has led to such products as our highly efficient and easily serviceable, reduced-emissions DATUM compressors.

Slide 10

Our “best-in-class” reciprocating compressors are the result of more than a century of design and manufacturing expertise.  Our units have established an outstanding record for performance, efficiency, reliability and low maintenance in the most demanding chemical, refinery and natural gas applications.

Reciprocating products comprise about 20% of our new unit sales.  Over the years, we’ve sold more than 46,000 units including 26,000 reciprocating compressors and 20,000 gas engines.

Slide 11

This past September Dresser-Rand acquired the Coppus, Murray and Nadrowski steam turbine product lines from Tuthill Corporation establishing us as the world’s largest steam turbine business in this class of application.  We now have a combined installed base of nearly 60,000 steam turbines units installed worldwide providing us with unrivaled depth and breath of experience and knowledge.

For example, not too far from where we are today, we supplied one of the world’s largest pure process steam turbine generator trains for South Houston Green Power.

The two-body train is rated at over 102 megawatts and passes more than 2.4 million pounds of steam per hour.

Slide 12

With the largest installed base of rotating equipment in the world, we’re committed to supporting our clients aftermarket needs with one of the most comprehensive networks of service centers in the industry providing an unparalleled offering of services over an extensive geographic coverage area.

This high margin segment of our business represents roughly fifty percent of our annual sales.

Slide 13

Our approach to the market is to provide a total life cycle, installed cost, value proposition to our clients.  We believe we can deliver equipment solutions with the lowest total cost of ownership.

The four cornerstones of our value proposition are being able to deliver our extensive product and service offerings where our premier technology, advanced business processes, shortest cycle times and worldwide service and support are recognized.

Slide 14

Let me shift gears to address a few things Ole asked me to talk about today and that’s select key market opportunities for our products.  In this regard, I comment on three – FPSO’s, LNG and refining.

Slide 15

The floating production market is approximately a $5 billion market today.  It’s expected to grow to a little more than $7 billion in 2007 and 2008.   Floating, Production, Storage and Offloading terminals or FPSOs increasingly dominate this market.  We believe that there are over 100 projects planned through 2008.  Many of those projects are earmarked for Asia, West Africa and Latin America.

Dresser-Rand is uniquely positioned in this expanding market.  We are supplying equipment to the largest FPSO project in the world.  The Agbami project is a worldclass FPSO under construction for offshore Nigeria.  The major partners on the project include Chevron, Statoil and the Nigerian National Petroleum Company.

We’re supplying nine DATUM compressors and six VECTRA gas turbines to the project having a value of over $80 million.

Slide 16

We’re very bullish on the LNG market. As you have read and heard - there are a lot of LNG liquefaction plants and regasification terminals being contemplated.  Industry experts are talking about potentially a doubling of the world capacity in LNG over the next 10 to 12 years.  If that comes true, it will have a significant positive impact on our business.

Based on our records, we estimate we have about 35 percent of the world’s installed base of compression equipment operating on liquefaction units installed through 2004 and we have 26 percent or so on the boil off or the re-gasification side, excluding Japan.

If, with our DATUM compressor technology, we’re able to at least maintain our share of this market going forward, over the next 10 years or so that might translate to upwards of $750 million to a billion dollars in bookings.  So, assuming LNG capacity doubles and we maintain our share, we’re looking at something on the order of 30 new trains over that period.  And, the average equipment price for a liquefaction train is somewhere in the $25 million to $30 million range. None of those liquefaction units are in our backlog today but we’re working on a few promising opportunities.

Ole, before you ask, we may potentially see a booking by mid-next year.  These are huge and complex compressors ranging between 80 to 100 tons each. So, by the time we turn a booking mid-next year into a sale, we’re probably talking about delivery in late 2007.  On the LNG re-gasification side, this year, Dresser-Rand has booked two significant orders in Europe for Boil-off compressor applications totaling $13.5 million.

Slide 17

Now let’s talk about refining.  As most of you probably know the downstream segment of the energy chain has been very active in recent years, principally due to work related to clean fuels legislation.  Fortunately for us, when you take sulfur out of gasoline, kerosene and diesel, a lot of compression is required.

Refining has been a really buoyant market for us and our backlog is strong as a result.  So there’s still some additional work to done in the clean fuels area we’re beginning to see some pressure build for additional refinery capacity. Utilization rates are at the highest level in 25 years.  The U.S. government appears to be taking a position on new refining capacity because of this growing pressure.

It’s been nearly 25 years since a new refinery was opened in the United States but a number of major expansion projects have recently been announced. Today we are working with refiners and their process licensor to specify equipment and expect that this will result in significant bookings in 2007-2008 period.  We’re quite encouraged by the continued and new activity in this downstream segment of the energy market.

In summary, Dresser-Rand is well positioned to benefit from any uptick in refinery activity.  We have a very comprehensive product offering, more than 30% of the installed base of existing equipment and key supply agreements with many of the major U.S. refiners.

Slide 18

I would like to spend the reminder of my time on the technology side of our business and what this means to our continued success for years to come.

You have heard me state our Value Proposition and thus our research efforts center on leading technologies that maximize operating performance by increasing efficiency, durability, reliability and versatility.

For example, we invested approximately five years and $60 million to develop our DATUM turbo compressor platform.  We believe this platform is more efficient than competing offerings, offers clients the lowest total cost of ownership, reduces emissions and noise levels and improves ease and speed of maintenance.

Slide 19

We’re applying our DATUM technology to the LNG market where through an optimization program we can significantly increase the value of our offering and win sales by demonstrating reduced project risks, maximum LNG production and reduced project cycle time before clients place the order.

Slide 20

This is possible through our unique test rig. The rig is a full-scale configurable compressor. You may think of it as a Lego set -- we can add or remove sectional rings, and have rings with or without nozzles to match the configuration required by a specific project. This along with the flexibility and variable geometry of the test rig is what allows us optimize performance, while we’re running the unit.

Slide 21

The value our technology adds to LNG operators can be significant.  Our competitors could give their compressors away, but they could never match the value added by Dresser-Rand.

Our analysis is based on a single train with a nominal capacity of 5 million tons per year and natural gas at $2.10 per 1,000 standard cubic feet (mscf).

When we compare the base performance of our DATUM compressor against competing offerings, we estimate we have about a 3% efficiency advantage.  This translates into an additional 150,000 tonnes per year of LNG production, which is worth in excess of $120 million on a net present value basis.

With our tunable test rig, we can optimize compressor performance before manufacturing. We believe that it’s possible to reach an improvement on the order of 5% over our predicted base performance.  This would translate into an additional 400,000 tonnes per year of LNG production. The net present value of this additional production is over $300 million.

The key message is that real value, regardless of the driver size or type, can only be provided by Dresser-Rand found on the compression side of the train.

Slide 22

Let’s now take a look to the future where D-R’s technology can change the game in our favor.

Today’s typical multi-deck compression modules tend to be big and heavy and have long cycle times.  If you think about it in terms of dollars per ton, anything you put offshore is very expensive.

This slide shows two compression modules that Dresser-Rand is currently providing for installation on an FPSO offshore Brazil. Each of these three-deck modules weighs approximately 1,200 metric tonnes.

Slide 23

Now let me show you what Dresser-Rand’s technology can do.  When we incorporate our DATUM compressor designs with the available high speed motor technology we get a closed compact DATUM C design which we introduced in 2005, that is aimed at the midstream gas transmission market.

Slide 24

By combining that concept with our proprietary integrated separator technology--- you get a leading edge compressor design applicable to many up and down stream market applications.

Slide 25

And, when we combine these two proprietary technologies with process gas coolers . . .

Slide 26

. . . we create the game changing integrated compression system, or ICS. This new technology is significant in that it will truly differentiate Dresser-Rand from the competition.

This Dresser-Rand ICS solution can be applied to meet refinery upstream, onshore or offshore and even the now developing sub-sea markets. This provides us with a broad product platform, independent of any one single market segment.

Slide 27

Let me now return to where we started, talking about compression modules. The Integrated compression system replaces one module entirely and half the other. This is a solution for our client’s needs tomorrow as they are increasingly driven toward unattended operation, higher reliability, greater maintainability, lower installation, and commissioning and start-up times.

The ICS is a very powerful concept.

Slide 28

The Dresser-Rand technology brings real value to all of our clients. The DATUM C when used in a midstream application can reduce installation cost by up to 40%.

The DATUM technology coupled with our rotating separator technology can be applied to Up and Downstream applications resulting in the elimination of large stationary separators and associated process piping and valves.

With the ICS solution you can replace two –three deck modules with one –two deck module in many upstream –offshore applications.

In addition you get the Life Cycle Savings of the Dresser-Rand technology!!!

Slide 29

In closing, we believe our future is bright.

Industry fundamentals are strong and we believe we are in a long upcycle with secular growth.  Compression is needed in every stage of the energy chain – upstream, midstream and downstream so we’re in every stage of the energy chain.

We have one of the most comprehensive product and services offerings, the leading technology platform, the largest installed base and the most extensive sales and service net work in the industry – and we’re not standing still – we’re in the process of developing new promising products and pursuing new market opportunities.

In summary, we believe we’re uniquely positioned to deliver real value to our clients.

Thank you for being here today and your interest in Dresser-Rand.

I’ll now be pleased to answer questions.